Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration File No. 333- 253461) of Forward Industries, Inc., of our report on our audits of the consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of and for the years ended September 30, 2021 and 2020, dated December 16, 2021, which report appears in this Annual Report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2021.

/s/ CohnReznick LLP

Melville, New York

December 16, 2021